EXHIBIT 99

Contact: Roger R. Hopkins, Chief Accounting Officer

Phone: (615) 890-9100

NHI Issues Commitment for $13.9 Million Construction Loan on Arizona Transitional Rehabilitation Center

MURFREESBORO, Tenn. – (June 1, 2010) National Health Investors, Inc. (NYSE:NHI) announced today it has entered into a construction loan commitment to provide up to $13,870,000 to Sante’ Mesa, LLC for the development and construction of a 70-patient room transitional rehabilitation center with a skilled nursing license in Mesa, Arizona. The $13,870,000 commitment includes an $11,870,000 construction loan and an additional $2,000,000 supplemental draw available to the borrower when the facility achieves certain operating metrics. The loan is for a period of five years with an interest rate of 10%. The loan will be funded with advances from NHI’s revolving credit facility.

Construction on the facility is expected to begin in June 2010 and be completed in February 2011. NHI has the option to purchase and lease back the facility when it reaches a predetermined level of stabilized net operating income.

Justin Hutchens, NHI President and Chief Operating Officer, noted, “We are pleased to make an investment in this innovative transitional rehabilitation center. This facility will be specifically designed to cater to Medicare and managed care patients and others needing intensive rehabilitation services allowing for a very high revenue basis relative to industry averages. This transaction is NHI's first construction loan in some time because it is uniquely structured with an option for us to purchase and lease back the facility upon stabilization.”

National Health Investors, Inc. is a healthcare real estate investment trust that specializes in the financing of healthcare real estate by purchase and leaseback transactions and by mortgage loans.  NHI’s investments involve skilled nursing facilities, assisted living facilities, independent living facilities, medical office buildings, an acute psychiatric hospital and an acute care hospital.  The common stock of the company trades on the New York Stock Exchange with the symbol NHI. Additional information about NHI, including its most recent press releases, may be obtained on NHI's web site at www.nhinvestors.com.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release.   Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on NHI’s web site at http://www.nhinvestors.com.